Exhibit 10.1

Note: Do not sign and return this document to the Company. By clicking on the [“ACCEPT” box], you acknowledge that you have read the information below and agree to be bound by the terms of the Plan and Agreement, including the Appendix. To avoid cancellation of the Restricted Stock Units, you must provide such acceptance within ninety (90) days of the Grant Date, as set forth in Section 11 of the Restricted Stock Unit Award Terms and Conditions.

ServiceSource International, Inc.
2020 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Dear %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

We are pleased to inform you that ServiceSource International, Inc. (the “Company”) has made an award of restricted stock units to you (the “Restricted Stock Units”) as indicated in this Restricted Stock Unit Award Agreement (this “Agreement”). The award of Restricted Stock Units is made pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”) and is subject to and governed by the Plan generally. All capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Grant Date	%%OPTION_DATE,’MM/DD/YYYY’%-%

Vesting Commencement Date	%%VEST_BASE_DATE%-%

Number of Restricted Stock Units	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Vesting Schedule
Except as set forth below, your Restricted Stock Units shall vest in accordance with the vesting schedule set forth below, subject to your continued employment or service with the Company or its Subsidiaries through each applicable date.
Vesting Schedule
One third (1/3) of the Restricted Stock Units will vest on each of the first three (3) anniversaries of the Vesting Commencement Date.
Any unvested Restricted Stock Units shall be automatically forfeited immediately upon the termination of your employment or service with the Company or its Subsidiaries for any or no reason. The Administrator shall determine in its discretion whether and when your employment or service has ended (including as a result of any leave of absence).

Payment	The Company shall issue to you one share of Common Stock for each Restricted Stock Unit that vests hereunder, with the delivery of such Common Stock to occur within seventy-four (74) days following the date on which such Restricted Stock Units vest.

Other Terms and Conditions	Are set forth in the accompanying Restricted Stock Unit Award Terms and Conditions and the Plan.
Online Acceptance of Restricted Stock Unit Award Agreement
By your online acceptance, you and the Company agree that the Restricted Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and of this Restricted Stock Unit Award Agreement (including the accompanying Restricted Stock Unit Award Terms and Conditions) (the “Award Documents”). You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents.

Restricted Stock Unit Award Terms and Conditions
    The following terms and conditions apply to the Restricted Stock Units granted to you by the Company, as specified in the accompanying Restricted Stock Unit Award Agreement (the “Award Agreement”).
1.    Award of Restricted Stock Units. The Company has issued to you the number of Restricted Stock Units set forth above in the Award Agreement, effective on the Grant Date, and subject to the terms and conditions set forth in the Award Agreement and the Restricted Stock Unit Award Terms and Conditions, including any special terms and conditions for your country of residence contained in the Appendix to these Restricted Stock Unit Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).
2.    Restricted Stock Units Non-Transferable. Restricted Stock Units (and related rights) may not be sold, assigned, alienated, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise. Any attempt to assign, alienate, transfer, pledge, sell or otherwise dispose of the Restricted Stock Units or its related rights shall be ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited and all of your rights under the Plan and the Award Documents shall immediately terminate without any payment or consideration by the Company.
    3.     Vesting. Unless otherwise provided in the Plan, your Restricted Stock Units shall vest in accordance with the Vesting Schedule set forth in the Award Agreement.
4.    Payment. Payment in respect of vested Restricted Stock Units shall be made at the time(s) and in the form(s) set forth in the Award Agreement. Any distribution or delivery to be made to you under the Award Documents will, if you are then deceased, be made to the administrator or executor of your estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
5.    Termination of Service; Forfeiture. Upon the termination of your Continuous Service for any reason, any Restricted Stock Units that have not vested in accordance with Section 3 and the Award Agreement shall immediately be forfeited. Upon forfeiture, you shall have no further rights with respect to such Restricted Stock Units. If you reside outside of the United States, in the event of termination of your employment or service (regardless of the reason for such termination and whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under employment laws in the country where you reside or are employed or provide services (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Restricted Stock Units (including whether or not you may still be considered as actively providing services while on an approved leave of absence).

6.    Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of Restricted Stock Units and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A. The Company will provide you with notice of any such amendment or modification. This Section 6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.
    7.    Tax Withholding. You shall make appropriate arrangements with the Company to provide for payment of all federal, state, local or foreign taxes of any kind required by law to be withheld in respect of your Restricted Stock Units. Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due you, withholding from proceeds of the sale of Shares acquired upon exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), or share withholding as described below. Subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion, you may be permitted to satisfy the statutory withholding obligations, in whole or in part, (i) by having the Company withhold shares otherwise issuable to you or (ii) by delivering to the Company shares of Common Stock already owned by you. The shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations. In addition, to the extent provided by the Plan, you may elect to have the Company perform additional voluntary tax withholding through the withholding or delivery of shares up to the maximum statutory tax rates in your applicable jurisdictions. The Fair Market Value of the shares used for tax withholding purposes shall be determined by the Company as of the date on which taxation occurs. Shares used for tax withholding purposes must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to withhold or deliver shares shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate. Further, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or its Subsidiaries (or former employer, as applicable) may be required to withhold or account for federal, state, local or foreign taxes of any kind in more than one jurisdiction.

8.    Acknowledgements. If you reside outside the U.S., the following additional provisions shall apply:

a.the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or you, and are outside the scope of your employment or service contract, if any;

b.the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights; and

c.no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your employment or services by the Company or its Subsidiaries (whether or not in breach of employment laws in the country where you resides and whether or not later found to be invalid) and in consideration of the Restricted Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or its Subsidiaries, waive your ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

9.    Personal Information. The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including E*Trade and the Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. Notwithstanding anything to the contrary in this Section 9, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to, correct, or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.

10.    Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Restricted Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

11.    Electronic Delivery. BY YOUR ELECTRONIC ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY

MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION. If you do not accept the Award documents within ninety (90) days of the Grant Date, the Award documents will be null and void following the ninetieth (90th) day after the Grant date and you will have no right or claim to the Award.

12.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

    13.    Amendment. The Award Documents may be amended by the Administrator at any time without your consent if such amendment is not materially adverse to your rights hereunder or is otherwise permitted herein. In all other cases, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and by you.

    14.    Relationship to Plan. Nothing in the Award Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.

    15.    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Restricted Stock Unit Award Terms and Conditions. The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.

    16.    Waiver. Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

    17.    Binding Effect. The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

    18.    Rights to Employment. Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the employ or service of the Company or any of its Subsidiaries and the Award Documents are limited solely to governing the parties’ rights and obligations with respect to the Restricted Stock Units.

    19.    Governing Law. The Award Documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

    20.    Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Restricted Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Restricted Stock Units is subject in all respects to any laws, regulations, or Company compensation policies related to clawback that may be in effect from time to time.

    21.    Section 409A Compliance. The Restricted Stock Units granted hereunder are intended to comply with or be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Restricted Stock Units granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

    22.    Language. If you have received any of the Award Documents or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

    23.    Appendix. Notwithstanding any provisions in the Award Agreement and these Restricted Stock Unit Award Terms and Conditions, the Restricted Stock Units shall be subject to any special terms and conditions set forth in the Appendix for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with the relevant laws concerning the issuance or sale of Shares or to facilitate the administration of the Plan. The Appendix constitutes part of the Award Documents.

Appendix to the Restricted Stock Unit Award Terms and Conditions

This Appendix to the Restricted Stock Unit Award Terms and Conditions includes additional terms and conditions that govern participation in the ServiceSource International, Inc. 2020 Equity Incentive Plan (the “Plan”) if you reside in one of the countries listed herein. This Appendix forms part of the Restricted Stock Unit Award Agreement (including the accompanying Restricted Stock Unit Award Terms and Conditions) (the “Award Documents”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Award Documents and the Plan.

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the Restricted Stock Units and acquire Shares or when you subsequently sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you is currently working, transfer employment to another country after the Restricted Stock Units are granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you.

CANADA

    Terms and Conditions

    For Participants who are directors, the following terms and conditions apply to the Award Documents and the Plan:

    Termination of Continuous Status as a Director. The following provision replaces the last sentence of Section 5 of the Restricted Stock Unit Award Terms and Conditions:

Your continuous status as a director shall be considered terminated for vesting purposes as of the earlier of (a) the date on which your continuous status as a director is terminated; (b) the date that you receive notice of termination of your continuous status as a director from the Company; or (c) the date that you are no longer actively serving as a director of the Company, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law; the Board shall have the exclusive discretion to determine when your continuous status as a director is terminated for purposes of the Restricted Stock Units (including whether you may still be considered to be actively serving as a director while on a leave of absence).

    Notifications

    Securities Law Information. You are permitted to sell Shares acquired under the Plan, provided that the resale of the Shares takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Shares are currently listed on the NASDAQ Global Select Market.

    Foreign Assets Reporting Information. You are required to report any foreign property (including Restricted Stock Units and Shares) on form T1135 (Foreign Income Verification Statement) if the total value of the foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. You Are advised to consult with your personal legal advisor to ensure compliance with applicable reporting obligations.

IRELAND

    Notifications

    Director Notification Obligation. You acknowledge that if you are a director, shadow director or secretary of the Company’s Irish Subsidiary, with interest representing 1% or more of the Company’s voting share capital, you must notify the Irish Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., the Restricted Stock Units, Shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of your spouse or children under the age of 18 (whose interests will be attributed to you if you are a director, shadow director or secretary).

JAPAN

    Notifications

    Foreign Assets Reporting Obligation. You are required to report details of any assets held outside of Japan to the tax authorities on an annual basis as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥100 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

MALAYSIA

    Notifications

    Insider Trading Notification. You understand that Malaysian insider-trading rules exist, which may impact your acquisition or disposal of Shares under the Plan. Under the Malaysian insider-trading rules, you are prohibited from acquiring or disposing of Shares or rights to acquire Shares (e.g., the Restricted Stock Units) when in possession of information which is not generally available, and which you know or should know will have a material effect on the price of Shares once such information is generally available.

    Director Notification. If you are a director of a Subsidiary in Malaysia, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when you receive an interest in the Company (e.g., the Restricted Stock Units, Shares). In addition, you must notify the Malaysian Subsidiary when you sell shares of the Company (including when you sell Shares acquired under the Plan). These notifications must be made within 14 days of acquiring or disposing of any interest in the Company.

SINGAPORE

    Notifications

    Director Notification Obligation. You acknowledge that if you are a director, associate director or shadow director of a Singapore Subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when you receive an interest (e.g., the Restricted Stock Units or Shares) in the Company or any Subsidiary within two business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming a director.

    Securities Law Information. You understand that the Restricted Stock Units are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). You further understand that neither the Plan nor any of the Award Documents have been lodged or registered as a prospectus with the Monetary Authority of Singapore. You understand and acknowledge that the Restricted Stock Units are subject to section 257 of the SFA and you will not be able to make any subsequent sale of Shares in Singapore, or any offer of such subsequent sale of the Shares acquired upon vesting of the Restricted Stock Units, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

    Insider Trading Information. You should be aware of the Singaporean insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under the Singaporean insider trading rules, you are prohibited from acquiring or selling Shares or rights to Shares (e.g., Restricted Stock Units) when in possession of information which is not generally available and which you know or should know will have a material effect on the price of Shares once such information is generally available.

UNITED KINGDOM

    Terms and Conditions

    For Services Providers who are Employees, the following additional terms and conditions apply to the Agreement. These terms and conditions, as well as the provisions related to withholding contained in the Agreement, do not apply if Participant is a Consultant who is self-employed.

    Tax Reporting and Payment Liability. The following provision supplements Sections 6 and 7 of the Restricted Stock Unit Award Terms and Conditions:

    You agree that if the Company does not withhold or otherwise collect the full amount of income tax that you owe due to the vesting of the Restricted Stock Units or release, assignment or cancellation of the Restricted Stock Units (the “Chargeable Event”) from you within ninety (90) days after the Chargeable Event or such other period as required by U.K. law (the “Due Date”), then the amount that should have been withheld or collected shall constitute a loan owed by you to the Company, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (“HMRC”) and it will be immediately due and repayable by you and the Company and/or its Subsidiaries may recover it at any time thereafter by any of the means referred to in Section 7 of the Restricted Stock Unit Award Terms and Conditions.

    Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the provision above will not apply. In the event that you are an executive officer or director and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of the employee NICs due on this additional benefit. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or its Subsidiaries (as applicable) for the value of any employee NICs due on this additional benefit which the Company or its Subsidiaries may recover from you by any of the means referred to in Section 7 of the Restricted Stock Unit Award Terms and Conditions or Section 9.1 of the Plan.

    Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or any of its Subsidiaries in connection with the Restricted Stock Units and any event giving rise to federal, state, local or foreign taxes of any kind (the “Employer’s NICs”). Without limitation to the foregoing, you agree to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or any of its Subsidiaries. You further agree that the Company and/or its Subsidiaries may collect the Employer’s NICs from you by any of the means set forth in Section 7 of the Restricted Stock Unit Award Terms and Conditions or Section 9.1 of the Plan.

(Joint Election Form below)

SERVICESOURCE INTERNATIONAL, INC.
2020 EQUITY INCENTIVE PLAN

Important Note on the Joint Election to Transfer
Employer National Insurance Contributions

As a condition of participation in the ServiceSource International, Inc. 2020 Equity Incentive Plan (the “Plan”) and the Restricted Stock Units that have been granted to you by ServiceSource International, Inc. (the “Company”), you are required to enter into a joint election to transfer to you any liability for employer national insurance contributions (the “Employer NICs”) that may arise in connection with the grant of the Restricted Stock Units or in connection with future restricted stock units granted to you by the Company under the Plan (the “Joint Election”).

If you do not agree to enter into the Joint Election, the grant of the Restricted Stock Units will be worthless and you will not be able to vest in the Restricted Stock Units or receive any benefit in connection with the Restricted Stock Units.

By entering into the Joint Election:

•you agree that any liability for Employer’s NICs that may arise in connection with or pursuant to the vesting of the Restricted Stock Units (and the acquisition of Shares) or other taxable events in connection with the Restricted Stock Units will be transferred to you; and
•you authorize the Company and/or your employer to recover an amount sufficient to cover this liability by any method set forth in the Restricted Stock Units Agreement and/or the Joint Election.

By accepting the Restricted Stock Units through the Company’s online acceptance procedure, you are agreeing to be bound by the terms of the Joint Election.

Please read the terms of the Joint Election carefully before accepting the Award Agreement
and the Joint Election.

Please print and keep a copy of the Joint Election
for your records.

SERVICESOURCE INTERNATIONAL, INC.
2020 EQUITY INCENTIVE PLAN

Election To Transfer the Employer's National Insurance Liability to the Employee

This Election is between:

A.The individual who has obtained authorized access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options and/or restricted stock units (“Awards”) pursuant to the ServiceSource International, Inc. 2020 Equity Incentive Plan (the “Plan”), and
B.ServiceSource International, Inc., with its registered offices at 707 17th Street, Suite 2500, Denver, Colorado 80202, U.S.A. (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

I.    INTRODUCTION

1.This Election relates to the employer's secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a chargeable event within paragraph 3B(1A)(a) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (“SSCBA”), including:

(a)the acquisition of securities pursuant to stock options and/or restricted stock units (within section 477(3)(a) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”));
(b)the assignment (if applicable) or release of the stock options and/or restricted stock units (within section 477(3)(b) of ITEPA);
(c)the receipt of any other benefit in money or money’s worth in connection with the stock options and/or restricted stock units (within section 477(3)(c) of ITEPA); and/or
(d)post-acquisition charges relating to shares acquired under the stock options and/or restricted stock units (within section 427 of ITEPA), each a “Chargeable Event.” This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

2.This Election applies to all Awards granted to the Employee under the Plan on or after the Grant Date up to the termination date of the Plan.
3.This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.
4.This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of

Part VII of ITEPA (employment income: securities with artificially depressed market value).

II.    THE ELECTION
    The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by clicking the [“ACCEPT” box], he or she will become personally liable for the Employer’s Liability covered by this Election.

III.    PAYMENT OF THE EMPLOYERS’ LIABILITY

1.The Employee hereby authorizes the Company and/or the Employer to collect the Employer's Liability from the Employee at any time after the Chargeable Event:

(a)by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or
(b)directly from the Employee by payment in cash or cleared funds; and/or
(c)by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or
(d)by any other means specified in the applicable award agreement.

2.The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer's Liability is received.
3.The Company agrees to remit the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).

IV.    DURATION OF ELECTION

1.The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.
2.This Election will continue in effect until the earliest of the following:

(a)the Employee and the Company agree in writing that it should cease to have effect;
(b)on the date the Company serves written notice on the Employee terminating its effect;
(c)on the date HM Revenue & Customs withdraws approval of this Election; or
(d)after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that, by clicking on the [“ACCEPT” box], the Employee agrees to be bound by the terms of this Election.

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

SSI Europe UK Limited
Registered Office:	5 New Street Square, London, United Kingdom, EC4A 3TW

Company Registration Number:	7253138

Corporation Tax District:	CT Operations (Large & Complex CRM) 16 North Government Buildings Ty Glas Llanishen Cardiff CF14 5FP

Corporation Tax Reference:	42508 00092

PAYE District:	Customer Operations Employer Office BP4009 Chillingham House Benton Park View Newcastle upon Tyne NE98 1ZZ

PAYE Reference:	083/WA49060